Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

COMPANY ANNOUNCES $150 MILLION SHARE REPURCHASE PROGRAM

Glendale, California – February 27, 2007 – DreamWorks Animation SKG, Inc. (NYSE:DWA) today announced financial results for its fourth quarter and full year ended December 31, 2006. In the fourth quarter, the Company reported operating revenue of $204.3 million with a net loss of approximately $21.3 million, or ($0.20) per share on a fully diluted basis. These results bring the full year reported revenue for 2006 to a total of $394.8 million and net income of $15.1 million, or $0.15 per share on a fully diluted basis.

Included in the results for the quarter is a charge related to the partial write-off of capitalized film costs for Flushed Away, which has reached approximately $175 million in world wide box office to date. Based on the films performance to date and the Company’s current expectations of future performance, the Company has recorded a pre-tax charge of approximately $109 million. The charge resulted in a ($0.80) reduction to earnings per share on a fully diluted basis in the fourth quarter and full year of 2006.

“Looking at our 2006 releases overall, Over the Hedge finished as one of the top performing domestic theatrical releases of the year and is performing well in home video,” stated Jeffrey Katzenberg, CEO of DreamWorks Animation. “Flushed Away, however, did not meet financial expectations despite critical acclaim. Its performance offset what was otherwise a strong year for the rest of our titles, especially in the home video market.”

For the quarter, Over the Hedge contributed approximately $104.1 million of revenue, driven primarily by its initial release in the home video market. Through the end of 2006,

the title has reached approximately 9.8 million units shipped on a worldwide basis, net of actual returns and an estimate of future returns. Madagascar contributed approximately $36.2 million of revenue for the quarter from international pay television as well as continued home video sales. Since its release in the fourth quarter of 2005, Madagascar has reached 22.2 million units shipped, net of actual returns and return reserves, on a worldwide basis through the end of 2006. Shrek 2 provided $31.1 million of revenue in the quarter from television and home video catalogue sales, while Shark Tale and Wallace & Gromit: Curse of the Were-Rabbit provided approximately $9.5 million and $8.6 million, respectively. The home video for Wallace & Gromit: Curse of the Were-Rabbit has now reached an estimated 5.2 million units shipped, net of actual returns and return reserves, on a worldwide basis through the end of 2006. The Company’s latest theatrical release, Flushed Away, contributed $6.2 million driven by consumer products and the reimbursement payment from Paramount as part of its distribution agreement with the Company. Library and other titles contributed $8.6 million of revenue for the fourth quarter.

Looking ahead to 2007, the Company expects full year results to be driven by Shrek the Third, which is set for theatrical release on May 18, 2007. As indicated by the aforementioned write-off, the Company does not anticipate that Flushed Away will have a meaningful earnings impact in the future. As a result, the Company expects a significant portion of its 2007 earnings will occur in the second half of the year after distribution and marketing costs for Shrek the Third have been recouped by Paramount.

The Company’s second film for 2007, Bee Movie, is set for release on November 2, 2007. However, as is typical for the Company’s fall releases, the Company does not expect it to generate meaningful revenue in the year.

“We have made a lot of progress this past year improving several aspects of the business and are entering a very exciting time for DreamWorks Animation.” stated Katzenberg. “With the next chapter in our Shrek franchise, as well as Bee Movie, we have a unique slate of one sequel and one original film that I believe captures the business model that we had envisioned for the Company.”

The Company also announced today that its Board of Directors has approved a share repurchase program of $150 million for the Company to execute at its discretion over the next 18 months.

“The Company is now in a very strong cash position and we believe this repurchase program is an appropriate use for this cash and in the best interest of shareholders,” stated Lew Coleman, President of DreamWorks Animation.

Items related to the earnings release for the fourth quarter of 2006 will be discussed in more detail on the Company’s fourth quarter 2006 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, February 27, 2007, at 4:30 p.m. (EST). Investors can access the call by dialing (800) 230-1092 in the U.S. and (612) 338-1040 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, February 27, 2007. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 862439 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-

going audience. The Company has theatrically released a total of thirteen animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar, Wallace & Gromit: The Curse of the Were-Rabbit, Over the Hedge, and Flushed Away. DreamWorks Animation’s newest release, Shrek the Third, opens in theaters May 18, 2007.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Investors

Rich Sullivan

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Media

Bob Feldman

DreamWorks Animation Public Relations

(818) 695-6677

** FINANCIAL TABLES ATTACHED**

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Balance Sheets

	December 31,
	2006	2005
	In thousands
Assets
Cash and cash equivalents	$506,304	$403,796
Trade accounts receivable, net of allowance for doubtful accounts	1,208	10,186
Receivable from affiliate, net of allowance for doubtful accounts	—	97,991
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	122,403	—
Receivables from employees	862	1,082
Film costs, net	502,440	535,886
Property, plant and equipment, net of accumulated depreciation and amortization	83,416	85,293
Deferred costs, net of amortization	2,221	3,005
Income taxes receivable	—	35,851
Deferred taxes, net	3,590	80,175
Goodwill	34,216	34,216
Prepaid expenses and other assets	23,809	25,695

Total assets	$1,280,469	$1,313,176

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$5,021	$7,201
Payable to affiliate	—	2,667
Payable to stockholder	6,436	73,789
Accrued liabilities	52,516	55,014
Income taxes payable	3,173	—
Other advances and unearned revenue	57,164	30,863
Obligations under capital leases	1,335	2,264
Universal Studios advance	—	75,000
Bank borrowings and other debt	118,615	117,267

Total liabilities	244,260	364,065
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholders’ equity	1,033,268	946,170

Total liabilities and stockholders’ equity	$1,280,469	$1,313,176

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	In thousands except per share amounts
Operating revenue	$204,276	$172,895	$394,842	$462,316

Costs of revenue	219,936	109,086	317,130	270,989

Gross profit (loss)	(15,660)	63,809	77,712	191,327

Selling, general and administrative expenses	21,894	17,985	78,830	76,452

Operating income (loss)	(37,554)	45,824	(1,118)	114,875

Interest income, net	6,823	4,665	24,329	7,850
Other income, net	1,533	1,484	5,926	4,065
Decrease (increase) in income tax benefit payable to stockholder	38,854	(6,031)	35,090	(14,713)

Income (loss) before income taxes	9,656	45,942	64,227	112,077

Provision (benefit) for income taxes	30,990	(17,292)	49,102	7,492

Net income (loss)	$(21,334)	$63,234	$15,125	$104,585

Basic net income (loss) per share	$(0.20)	$0.61	$0.15	$1.01
Diluted net income (loss) per share	$(0.20)	$0.61	$0.15	$1.01

Shares used in computing net income (loss) per share

Basic	103,445	103,297	103,309	103,107
Diluted	103,445	104,089	103,612	104,062

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Year ended December 31,
	2006	2005
	In thousands
Operating activities
Net income	$15,125	$104,585
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write-off of film costs	311,410	262,691
Stock compensation expense	24,031	17,732
Depreciation and amortization	7,532	7,789
Revenue earned against advances and unearned revenue	(47,921)	(39,266)
Deferred taxes, net	76,585	12,120
Change in operating assets and liabilities:
Trade accounts receivable	8,978	4,497
Receivables from employees	220	552
Receivable from/Payable to Distributor for Distribution and Services Agreements	(27,079)	289,457
Film costs	(281,924)	(278,362)
Prepaid expenses and other assets	1,886	(13,814)
Payable to stockholder	(67,353)	3,146
Accounts payable and accrued expenses	(4,920)	(7,736)
Income taxes receivable/payable, net	11,767	(29,441)
Advances and unearned revenues	80,224	37,904

Net cash provided by operating activities	108,561	371,854

Investing activities
Purchases of property, plant, and equipment	(3,523)	(5,114)
Purchase of short-term investments	—	(21,800)
Sale of short-term investments	—	21,800

Net cash used in investing activities	(3,523)	(5,114)

Financing activities
Bank borrowings and other debt	—	4,597
Payments on bank borrowings and allocated debt	—	(27,772)
Payments on capital leases	(929)	(729)
Receipts from exercise of stock options	892	3,450
Excess tax benefits from employee equity awards	686	2,571
Purchase of treasury stock	(3,179)	(8,195)
Paramount signing bonus deemed a contribution from controlling stockholders	75,000	—
Repayment of Universal Studios advance	(75,000)	—

Net cash used in financing activities	(2,530)	(26,078)

Increase in cash and cash equivalents	102,508	340,662
Cash and cash equivalents at beginning of period	403,796	63,134

Cash and cash equivalents at end of period	$506,304	$403,796